Exhibit 10.5

PREMIER FINANCIAL CORP.

2018 LONG TERM INCENTIVE PLAN

LONG-TERM INCENTIVE PLAN PERFORMANCE SHARE UNITS AWARD AGREEMENT

Grantee:
Grant Date:
Target Award:
Performance Period:	Period commencing on January 1, 20XX, and ending on December 31, 20XX

This Long Term Incentive Plan (“LTIP”) Performance Share Units Award Agreement (this “Agreement”) is made and entered into as of the Grant Date set forth above by and between Premier Financial Corp. (the “Company”) and the Grantee identified above. Undefined capitalized terms used in this Agreement shall have the meanings set forth in the 2018 Equity Incentive Plan (the “Plan”).

WHEREAS, the Company maintains the Plan pursuant to which Performance Share Units (“PSUs”) may be granted.

WHEREAS, the Committee has approved the issuance of this Agreement, and the grant of the PSU Award described in this Agreement, either directly or through a delegation of authority pursuant to Article III of the Plan.

NOW THEREFORE, in consideration of the mutual premises and obligations contained in this Agreement, the parties agree as follows:

1.
Grant of Target Award and Performance Period. The Company hereby grants to the Grantee an award of PSUs in the Target Award amount set forth above. Each PSU represents the right to receive one Share, subject to the terms and conditions set forth in this Agreement and the Plan. The Target Award has been determined as a percentage of base salary translated into PSU’s based upon the Company’s average stock price for the twenty (20) trading days prior to the approval of the LTIP by the Committee. The actual number of Shares that the Grantee earns at the end of the Performance Period will be determined by the Committee based on the level of achievement of the Performance Goals in accordance with Section 2, and is referred to in this Agreement as the “Actual Award.”

2.
Performance Goals and Average Compensation.

The Actual Award that shall vest and be payable in Shares to the Grantee for the Performance Period will be determined at the end of the Performance Period based on the level of achievement of the performance goals reflected in Exhibit A (the “Performance Goals”) and the amount of the Grantee’s average base salary over the Performance Period. All determinations of whether Performance Goals have been achieved, the adjustments attributed to changes in average base salary, the Actual Award earned by the Grantee, and all other matters related to this Award shall be made by the Committee in its sole discretion.

Promptly following completion of the Performance Period (and no later than sixty (60) days following the end of the Performance Period), the Committee will review and certify in writing (a) whether, and to what extent, the Performance Goals for the Performance Period have been achieved,

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and (b) the number of Shares that the Grantee shall earn, if any. The date upon which the Committee certifies performance is referred to in this Agreement as the “Certification Date”. The Actual Award shall be deemed vested and earned on the Certification Date and shall be communicated to the Grantee within seven calendar days of the Certification Date.

3.
Payment of PSUs. Except as provided in Section 4(b) and 4(c), payment in respect of the PSUs earned for the Performance Period shall be made in Shares, shall be issued to the Grantee as soon as practicable following the later of the vesting date or the Certification Date, provided however, that in no event shall such vesting occur later than two and one-half (2-1/2) months following the end of the year in which the vesting date or the end of the Performance Period occurs. All Shares issued in connection with the payment of PSUs shall be rounded to the nearest whole Share. The Company shall (a) issue to the Grantee the number of Shares equal to the number of vested PSUs, (b) enter the Grantee’s name on the books of the Company as the shareholder of record with respect to the Shares so issued to the Grantee, and (c) pay to Grantee any amount due with respect to applicable dividend equivalents.

4.
Vesting and Forfeiture of PSUs.

(a)
The PSUs awarded under this Agreement are subject to forfeiture until they vest. Except as otherwise provided herein, the PSUs will vest and become nonforfeitable on the Certification Date provided the Grantee remains an Employee on the Certification Date, and has continuously been, from the Grant Date through the Certification Date, an Employee (this continued employment status referred to herein as the Grantee’s “Continued Service”). If the PSUs are forfeited before vesting for any reason, including the termination of Grantee’s Continued Service, neither the Company nor any Subsidiary shall have any further obligations to the Grantee under this Agreement.

(b)
Notwithstanding Section 3(a), if the Grantee’s Continuous Service terminates during the Performance Period as a result of the Grantee’s death or Disability, all of the outstanding PSUs will vest on the date Grantee’s death or Disability at the Target Award amount and shall be paid to the Grantee or Grantee’s estate or surviving beneficiary within 90 days of vesting.

(c) Notwithstanding Section 3(a), if the Grantee’s Continuous Service terminates before the end of the Performance Period as a result of Retirement or termination by the Company without Cause and provided that Grantee has not violated Grantee’s obligations under Section 8 of the Agreement, a pro-rata portion of the outstanding PSUs shall vest one year from the date of Retirement or termination in proportion to the number of months, including any partial month, elapsed in the Performance Period before the termination of Continuous Service. Such pro-rated PSUs shall vest at the Target Award amount and shall be paid to the Grantee within 90 days of the vesting, provided however, that in no event shall such vesting occur later than two and one-half (2-1/2) months following the end of the year in which the vesting date occurs. If the Grantee is party to an employment, severance, change in control or other similar agreement with the Company or a Subsidiary (an “Employment Agreement”) that incorporates a definition of “Cause”, that definition of “Cause”, as it may be amended, shall be used for purposes of this Agreement. If the Grantee is not party to an Employment Agreement, “Cause” shall have the meaning set forth in the Plan.

5.
Effect of a Change in Control. Notwithstanding Section 3, if there is a Change in Control during the Performance Period, all outstanding PSUs shall be earned and vest at Target Award levels for open years in the Performance period and in the manner set forth in Section 2 for any closed years in the Performance Period, on the effective date of the Change in Control and shall be paid no later than sixty (60) days following the effective date of such Change in Control.

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6.
Transferability. Subject to any exceptions set forth in this Agreement or the Plan, the PSUs or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee, except by will or the laws of descent and distribution, and upon any such transfer by will or the laws of descent and distribution, the transferee shall hold such PSUs subject to all of the terms and conditions that were applicable to the Grantee immediately prior to such transfer.

7.
Rights as Shareholder; Dividend Equivalents.

(a)
The Grantee shall not have any rights of a shareholder with respect to the Shares underlying the PSUs, including voting rights.

(b)
Upon and following the vesting of the PSUs and the issuance of Shares, the Grantee shall be the record owner of the Shares underlying the PSUs unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting and dividend rights).

(c)
In addition to the issuance of Shares to the Grantee upon the certification of performance by the Committee as described further above, each PSU is granted with a related dividend equivalent which is subject to the same terms and conditions as the PSUs. Each dividend equivalent represents the right to be credited with any dividends paid on a Share during the Performance Period and multiplied by the number of Shares issued as part of the Actual Award of PSUs paid to the Grantee.

8.
Restrictive Covenants.

(a)
Covenant Not to Disclose or Use Confidential Information. Grantee recognizes and agrees that all confidential, proprietary or trade secret information of the Company or a Subsidiary (“Confidential Information”), whether developed by Grantee or made available to Grantee, is a unique asset of the Company or Subsidiary, the disclosure of which would be damaging to the Company or Subsidiary. Grantee agrees that during the term of Grantee's employment and thereafter, Grantee will not, directly or indirectly, disclose to any person or use any Confidential Information of the Company or a Subsidiary except as expressly authorized in writing by the Company or the applicable Subsidiary. Confidential Information shall include, without limitation, any and all information about or acquired from any customer or prospective customer of the Company or an Subsidiary, and all nonpublic information concerning the Company or Company's Subsidiaries relating, without limitation, to products, services, fees, costs, pricing structures, software, operating systems, applications, flow charts, manuals, documentation, policies, data bases, accounting and business methods, inventions, devices, new developments, methods and processes, copyrightable works, technology, business plans, financial models, forecasts, budgets, strategies, and all similar and related information in whatever form. Grantee recognizes and agrees that all Confidential Information, is a unique asset of the Company, the disclosure of which would be damaging to the Company.

Grantee is hereby provided notice that under the 2016 Defend Trade Secrets Act (DTSA): (1) no individual (consultant, contractor or employee) will be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigation a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if

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such filing is made under seal so that it is not made public; and (2) an individual (consultant, contractor or employee) who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order; provided, however, that notwithstanding this immunity from liability, Grantee may be held liable if he unlawfully accesses trade secrets by unauthorized means.

(b)
Non-Solicitation Covenants. During Grantee’s employment with the Company and for a period of twelve (12) months following the termination of Grantee’s employment with the Company for any reason, whether voluntary or involuntary, Grantee will not, on Grantee’s behalf or on behalf of any other person, firm, corporation or other entity, directly or indirectly, individually or as a shareholder, owner, partner, member, director, officer, employee, independent contractor, consultant, creditor or agent on behalf of any other person, firm, corporation or other entity:

i.
solicit, advise, persuade, encourage or request or attempt to solicit, advise, persuade, encourage or request any customer of the Company or its Subsidiaries, business or prospective business of the Company or its Subsidiaries, or potential customer identified, selected or targeted by the Company or its Subsidiaries about whom Grantee had knowledge, or with whom Grantee had contact, involvement or responsibility during Grantee’s employment with the Company, for or in connection with the sale or offering of any of the Restricted Services;

ii.
solicit, advise, persuade, encourage or request or attempt to solicit, advise, persuade, encourage or request any customer of the Company or its Subsidiaries about whom Grantee had knowledge, or with whom Grantee had contact, involvement or responsibility during Grantee’s employment with the Company, to cease doing business, to refrain from doing business, or reduce the amount of business such customer has done or is contemplating doing with the Company or its Subsidiaries;

iii.
solicit, advise, persuade, encourage or request or attempt to solicit, advise, persuade, encourage or request any officer, director, independent contractor, employee, representative or agent of the Company or its Subsidiaries to cease such individual’s employment or relationship with the Company or its Subsidiaries or otherwise refrain from providing services to the Company or its Subsidiaries;

iv.
interview, hire, employ, engage, or retain or attempt to interview, hire, employ, or retain any officer, director, independent contractor, employee, representative or agent of the Company or its Subsidiaries, while such person is employed, engaged, or retained by the Company or its Subsidiaries and for a period of twelve (12) months thereafter, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, interviewing, hiring, employing, engaging, or retaining any such individual; or

v.
interfere with or attempt to interfere with, or assist, persuade, or encourage or attempt to assist, persuade, or encourage any other person or entity in interfering with, the relationship between the Company or its Subsidiaries and their respective officers, directors, independent contractors, employees, representatives, agents, vendors, joint venturers, or licensors.

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Notwithstanding the forgoing, the provisions of this Section 8(b) shall not apply to general advertisements by any person, firm, corporation or other entity with which Grantee may be associated or other communications in any form of media not specifically targeting individuals or entities described in this Section 8(b).

(c)
In the event that the Grantee violates any of these restrictive covenants, (i) the Award (whether or not vested) will be cancelled and forfeited in its entirety; and (ii) to the extent the Award has vested, the Grantee shall pay to the Company, within 90 days of the Company’s request, an amount equal to the Fair Market Value of the Shares.

(d)
The parties acknowledge that these restrictive covenants are fair and reasonable under the circumstances. It is the desire and intent of the parties that these restrictive covenants shall be enforced to the fullest extent permitted by law. Accordingly, if any particular portion of these covenants shall be adjudicated to be invalid or unenforceable, this Section shall be deemed amended to reform the particular portion to provide for such maximum restrictions as will be valid and enforceable or, if that is not possible, delete the portion adjudicated to be invalid or unenforceable, such reformation or deletion to apply only with respect to the operation of this Section in the particular jurisdiction in which the adjudication is made. The Company is entitled to, and Grantee agrees not to oppose the Company’s request for, equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or other equitable remedy. Grantee acknowledges that these restrictive covenants are necessary for the protection of the Company, do not impose undue hardship on the Grantee, and are not injurious to the public.

(e)
In the event Grantee is party to an Employment Agreement, the terms of which expressly include restrictions concerning the use or disclosure of confidential information or the non-solicitation of employees or customers or prospective customers of the Company, the terms of that Employment Agreement shall control with respect to the use or disclosure of confidential information or the non-solicitation of employees or customers or prospective customers, as applicable, and the preceding paragraphs (a) through (d) of this Section 7 shall be without effect and not enforceable against the Grantee.

9.
No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an Employee or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s Continuous Service at any time, with or without Cause.

10.
Tax Liability and Withholding. The Company or an Affiliate, as applicable, shall have the power and right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to the Actual Award. Subject to any limitations imposed by the Committee, in its sole discretion and which shall be communicated to the Grantee at the time of vesting, this amount may, at the election of the Grantee, be: (i) withheld from the value of any Actual Award being settled or any Shares transferred in connection with the exercise or settlement of an Actual Award, or (ii) collected directly from the Grantee as a cash payment. Unless the Grantee has otherwise irrevocably elected a different method to satisfy the withholding requirement, the Grantee shall be deemed to have elected to satisfy the withholding requirement by having the Company or an Affiliate, as applicable, withhold Shares, from the vested portion of the Actual Award, having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections will be made within 14 calendar days of the

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Certification Date, be irrevocable when made, made in writing and will be subject to any terms and conditions that the Company, in its sole discretion, deems appropriate.

Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (i) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the PSUs or the subsequent sale of any shares, and (ii) does not commit to structure the Award to reduce or eliminate the Grantee’s liability for Tax-Related Items.

11.
Compliance with Law. The issuance and transfer of Shares in connection with the PSUs shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Shares may be listed. No Shares shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

12.
Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

13.
Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Ohio without regard to conflict of law principles.

14.
Award Subject to Plan. This PSU Award is subject to the terms and conditions described in this Agreement and the Plan, which is incorporated by reference into and made a part of this Agreement. In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of this Agreement will govern. The Committee has the sole responsibility of interpreting the Plan and this Agreement, and its determination of the meaning of any provision in the Plan or this Agreement will be binding on the Grantee.

15.
Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the PSUs may be transferred by will or the laws of descent or distribution.

16.
Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

17.
Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the PSUs, prospectively or retroactively; provided that, no such amendment shall adversely affect the Grantee’s material rights under this Agreement without the Grantee’s consent.

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18.
Section 409A. This Agreement is intended, and shall be construed and interpreted, to comply with Section 409A of the Code and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A of the Code or the Treasury Regulations thereunder. For purposes of Section 409A of the Code, each payment of compensation under the Agreement shall be treated as a separate payment of compensation. Any amounts payable solely on account of an involuntary termination shall be excludible from the requirements of Section 409A of the Code, either as separation pay or as short-term deferrals to the maximum possible extent. Nothing herein shall be construed as the guarantee of any particular tax treatment to the Grantee, and the Company shall have no liability with respect to any failure to comply with the requirements of Section 409A of the Code. Any reference to the Grantee’s “termination” shall mean the Grantee’s “separation from service”, as defined in Section 409A of the Code. In addition, if the Grantee is determined to be a “specified employee” (within the meaning of Section 409A of the Code and as determined under the Company’s policy for determining specified employees), the Grantee shall not be entitled to payment or to distribution of any portion of an Award that is subject to Section 409A of the Code (and for which no exception applies) and is payable or distributable on account of the Grantee’s termination until the expiration of six months from the date of such termination (or, if earlier, the Grantee’s death). Such Award, or portion thereof, shall be paid or distributed on the first business day of the seventh month following such termination.

19.
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

20.
Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the PSUs subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the PSUs or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

21.
Clawback. Notwithstanding any other provisions in this Agreement or the Plan, all payments made to the Grantee pursuant to this Agreement shall be subject to potential cancellation, recoupment, recession, payback or other action in accordance with any applicable clawback policy that the Company may adopt from time to time or any applicable law, as may be in effect from time to time.

[Signature Page Follows]

PSU Award Agr (2018 Equity Incentive Plan)(Rev Feb 2023)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GRANTEE

______________________________________

Signature

______________________________________
Print Name

______________________________________

Acceptance Date

PREMIER FINANCIAL CORP.

By: _________________________________

Name: _________________________________

Its: _________________________________

PSU Award Agr (2018 Equity Incentive Plan)(Rev Feb 2023)

EXHIBIT A

20XX LONG TERM INCENTIVE PLAN PERFORMANCE SHARE UNITS AWARD

PERFORMANCE GOALS

Performance Measures, Weightings, Goals, and Payout Calibration:

The performance measures are:

•
3-year average core ROA will be weighted 50% and be evaluated relative to Peer Group (defined below) performance; and
•
3-year relative Total Shareholder Return (TSR) will be weighted 50% and be evaluated relative to the Peer Group.

The table below sets forth the two performance measures, their respective weighting, how performance on each measure will be evaluated (relative to peers or relative to plan) and the goals for threshold performance, target performance and superior performance. Achievement of the threshold performance goal will result in 50% of the target payout for the respective measure, achievement of the target performance goal will result in 100% of target payout for the respective measure, and achievement of the superior performance goal will result in 150% of the target payout for the measure. Payouts for performance between threshold and target, or between target and superior, will be interpolated.

Performance-Payout Table:

		Evaluated	Performance Goals
Performance Measure	Weight	vs.	Threshold	Target	Superior
3-year Average Core ROA	50%	Peers	25th %ile	50th %ile	75th %ile
3-year Total Shareholder Return (rTSR)	50%	Peers	25th %ile	50th %ile	75th %ile
Payout for Performance Level (% of Target Opportunity):			50%	100%	150%

Definitions:

•
3-year Average Core ROA: “Core return on average assets” or “Core ROA” means the return on average assets adjusted for merger related costs and expenses. Core ROA is determined for each member of the Peer Group for each annual period and then averaged to determine the Average Core ROA for each member of the Peer Group.

•
3-year Total Shareholder Return: “Total Shareholder Return” represents the stock price appreciation measured by comparing each Peer Group member’s 20 day average stock price prior to the start of the first calendar year of the Performance Period, with each member’s 20 day average stock price at the end of the third calendar year of the Performance Period, plus reinvested dividends throughout the Performance Period.

The Committee maintains flexibility and discretion to amend, modify, terminate or otherwise adjust the Plan, as necessary, including, but not limited to, adjusting measure definitions, if such adjustments ensure a better comparison relative to the peer group and more appropriately reflect the goals of the LTIP and the Company’s compensation philosophy.

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Peer Group:

The “Peer Group” includes the following organizations:

1st Source Corporation (SRCE)	Midland Bancorp, Inc. (MSBI)
City Holding Company (CHCO)	MidwestOne Financial Group, Inc (MOFG)
Enterprise Financial Services Corp. (EFSC)	Northwest Bancshares, Inc.
First Busey (BUSE)	Park National (PRK)
First Commonwealth Financial Corp. (FCF)	Peoples Bancorp Inc. (PEBO)
German American Bancorp Inc. (GABC)	QCR Holdings, Inc. (QCRH)
Great Southern Bancorp, Inc. (GSBC)	Republic Bancorp, Inc. (RBCA)
Horizon Bancorp. (HBNC)	S & T Bancorp, Inc. (STBA)
Lakeland Financial Corporation (LKFN)	Univest Financial Corporation (UVSP)

The Committee maintains discretion to change (including adding, subtracting or replacing) the members of the Peer Group at any time during a Performance Period in order that the Peer Group continue to be representative of the Company’s peers in terms of size, market, strategy, or such other attributes as the Committee determines appropriate.

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